                                                         Rule 424(b)(3)
                                                         File No. 33-62479

Pricing Supplement No. 62                                Dated: November 3, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000             Issue Price: 100%

Original Issue Date: November 6, 1997     Stated Maturity Date: November 6, 1998

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:  [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
            [ ] Federal Funds Rate [X] Prime Rate [ ] Other:

Interest Reset Period: Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Each Business Day, up to but excluding the Stated Maturity Date, provided that there will be a Two Business Day cutoff prior to each Interest Payment Date and the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 6th day of February, May, August and November of each year, beginning February 6, 1998 up to and including the Stated Maturity Date.


Interest Determination Date(s): Daily

                                                         Rule 424(b)(3)
                                                         File No. 33-62479

Pricing Supplement No. 62                                Dated: November 3, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


Initial Interest Rate: To be determined

Index Maturity: N/A

Day Count Convention: Act/360

Maximum Interest Rate: N/A                Minimum Interest Rate: N/A

Spread (+/-):-2.80%                       Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be    % of the principal amount of the
  Note to be redeemed and shall decline at each anniversary of the Initial
  Redemption Date by    % of the principal amount to be redeemed until the
  Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 62
                       UNDER MTN-SERIES G PROGRAM: $1,959,750,000.00
                   b)  CUSIP #42333HHX3

Agent: Lehman Brothers Inc.
       Three World Financial Center
       12th Floor
       New York, New York 10285